EXHIBIT 4.(q)

[LOGO OF PACIFIC LIFE]

Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

A Stock Company

INCOME ACCESS RIDER

Pacific Life Insurance Company has issued this Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

Definition of Terms – Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:

Protected Payment Amount – The amount that can be withdrawn under this Rider each Contract Year. The Protected Payment Amount is an annual amount equal to 7% of the Protected Payment Base.

Protected Payment Base – An amount used to determine the Protected Payment Amount.

Remaining Protected Balance – The amount available for future withdrawals made under this Rider.

Step-Up – An increase in the Remaining Protected Balance to an amount equal to 100% of the Contract Value, determined as of a Step-Up Date.

Step-Up Date – Any Contract Anniversary beginning with the fifth (5th) anniversary of the Effective Date of this Rider on which you elect a Step-Up in the Remaining Protected Balance.

Income Access – You have purchased an Income Access Rider. Subject to the terms and conditions described herein, this Rider allows for withdrawals of the Protected Payment Base each Contract Year, regardless of market performance until the Remaining Protected Balance equals zero.

For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.

This Rider also provides that if, on any Contract Anniversary beginning with the fifth (5th) anniversary of the Effective Date of this Rider, the Contract Value is greater than the Remaining Protected Balance, you may elect to Step-Up the Remaining Protected Balance to an amount equal to 100% of the Contract Value.

This Rider may be purchased on the Contract Date or on any subsequent Contract Anniversary, provided: (a) the age of each Annuitant is 85 or younger on the date of purchase; and (b) the entire Contract Value must be invested according to an asset allocation program established and maintained by us for this Rider. The date of purchase is the Effective Date of this Rider as shown on Page 4.

Income Access Charge – An annual charge (Income Access Charge) for expenses related to this Rider will be deducted from the Investment Options on a proportionate basis relative to the Account Value in each such Investment Option. The Income Access Charge will be deducted, in arrears, on each Contract Anniversary that this Rider remains in effect.

If this Rider terminates for reasons other than for death or annuitization, the entire Income Access Charge for the Contract Year will be deducted from the Contract Value on the day the Rider terminates.

The Income Access Charge is equal to [0.30%] (not to exceed a maximum charge of 0.75%) multiplied by the Contract Value on the day the charge is deducted. The Income Access Charge established on the Effective Date of this Rider will not change, unless you elect a Step-Up in the Remaining Protected Balance.

Any portion of the Income Access Charge we deduct from any of our fixed-rate General Account options (if available under the Contract) will not be greater than the annual interest credited in excess of 3%.

Determining Initial Values – The Protected Payment Base, Remaining Protected Balance and Protected Payment Amount are initially set on the Effective Date of this Rider.

If this Rider is effective on the Contract Date, the Protected Payment Base and Remaining Protected Balance are set to equal the Initial Purchase Payment.

If this Rider is effective on a Contract Anniversary, the Protected Payment Base and Remaining Protected Balance are set to equal the Contract Value on that Contract Anniversary.

The Protected Payment Amount on the Effective Date of this Rider is set to equal 7% of the Protected Payment Base.

Once set, the Protected Payment Base and Protected Payment Amount will remain unchanged, provided no subsequent Purchase Payments are received after the Rider’s Effective Date, and the total amount withdrawn each Contract Year does not exceed the Protected Payment Amount.

Subsequent Purchase Payments – Subsequent Purchase Payments received after the Effective Date of this Rider will result in an adjustment to the Protected Payment Base, Remaining Protected Balance and Protected Payment Amount. The adjustments will be made on the Contract Anniversary following receipt of the Purchase Payments.

On the Contract Anniversary following receipt of the Purchase Payments, we will reset the Protected Payment Base and Remaining Protected Balance, determined as of the date of the most recent adjustment, by an amount equal to the total Purchase Payments received during the prior Contract Year. The Protected Payment Amount will be reset to an amount equal to 7% of the adjusted Protected Payment Base.

For purposes of this Rider, we reserve the right to restrict subsequent Purchase Payments.

Withdrawal of Protected Payment Amount – While this Rider is in effect, you may withdraw up to the Protected Payment Amount each Contract Year without any adjustment to the Protected Payment Base, regardless of market performance until the Remaining Protected Balance equals zero. Such withdrawals may be taken in a lump sum, in multiple withdrawals or in a series of pre-authorized withdrawals within the Contract Year.

Any portion of the Protected Payment Amount not withdrawn during a Contract Year may not be carried over to the next Contract Year.

If a withdrawal causes the total amount withdrawn during the Contract Year to exceed the Protected Payment Amount, we will reset the Protected Payment Base, Remaining Protected Balance and Protected Payment Amount on the next Contract Anniversary following the withdrawal, as follows:

On the Contract Anniversary following the date of withdrawal:

(a)	the Remaining Protected Balance, determined as of the date of the most recent adjustment, will be reduced by the withdrawal, and each subsequent withdrawal made thereafter, that exceeds the Protected Payment Amount during the prior Contract Year. If, immediately after a withdrawal, the Contract Value is less than the Remaining Protected Balance, the Remaining Protected Balance will be reset to equal the Contract Value after the withdrawal; and

(b)	the Protected Payment Base, determined as of the date of the most recent adjustment, will be reduced by the withdrawal, and each subsequent withdrawal made thereafter, that exceeds the Protected Payment Amount during the prior Contract Year. If, immediately after a withdrawal, the Contract Value is less than the Protected Payment Base, the Protected Payment Base will be reset to equal the Contract Value after the withdrawal; and

(c)	the Protected Payment Amount, determined as of the date of the most recent adjustment, will be reset to an amount equal to 7% of the adjusted Protected Payment Base.

If, immediately after a withdrawal, the Contract Value is less than the Protected Payment Amount, or is reduced to zero, the following will apply:

•	withdrawals will be limited to an amount up to the Protected Payment Amount, until the Remaining Protected Balance is reduced to zero;

•	withdrawals will be paid under a series of pre-authorized withdrawals under a payment frequency, as elected by you, but no less frequently than annually;

•	no additional Purchase Payments will be accepted under the Contract;

•	any Remaining Protected Balance will not be available for payment in a lump sum or may not be applied to provide payments under an Annuity Option; and

•	the Contract will cease to provide any death benefit.

This Rider will effectively terminate on the next Contract Anniversary following the day the last withdrawal, under the series of pre-authorized withdrawals, reduces the Remaining Protected Balance to zero. The entire Income Access Charge for the prior Contract Year will be deducted from any remaining Contract Value on the Contract Anniversary on which the Rider terminates.

Election of Step-Up in Remaining Protected Balance – You may elect, on any Contract Anniversary beginning with the fifth (5th) anniversary of the Effective Date of this Rider and before the Annuity Date, to Step-Up the Remaining Protected Balance to an amount equal to 100% of the Contract Value as of the Step-Up Date.

The Income Access Charge may change if you elect a Step-Up in the Remaining Protected Balance. However, the Income Access Charge will never exceed the Income Access Charge then being offered for this same benefit under newly issued riders. If the Remaining Protected Balance is never stepped-up, the Income Access Charge established on the Effective Date of this Rider is guaranteed not to change.

The election to Step-Up the Remaining Protected Balance must be received, in a form satisfactory to us, at our Service Center within thirty (30) days after the Contract Anniversary on which the Step-Up is effective.

On each Step-Up Date, we will:

(a)	reset the Remaining Protected Balance to an amount equal to 100% of the Contract Value on the Step-Up Date;

(b)	reset the Protected Payment Base to an amount equal to the adjusted Remaining Protected Balance; and

(c)	reset the Protected Payment Amount to equal 7% of the adjusted Protected Payment Base.

Once a Step-Up has been elected and is in effect, another Step-Up may not be elected until on or after the fifth (5th) anniversary of the latest Step-Up Date. We will provide you with written confirmation of your Step-Up election.

Continuation of Rider if Surviving Spouse Continues Contract – If the Owner dies while this Rider is in effect and if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, then the provisions of this Rider will continue, unless otherwise terminated.

Termination of Rider – This Rider will automatically terminate on the earliest of the dates indicated below:

(a)	the Contract Anniversary immediately following the day any portion of the Contract Value is no longer invested according to an asset allocation program established and maintained by us for this Rider;

(b)	the Contract Anniversary immediately following the day the Remaining Protected Balance is reduced to zero;

(c)	the date a full withdrawal of the amount available for withdrawal is made under the Contract;

(d)	the date of the first death of an Owner or the date of death of the last surviving Annuitant;

(e)	the date the Contract is terminated in accordance with the provisions of the Contract; or

(f)	the Annuity Date.

Effective Date – This Rider is effective on the Contract Date, unless a later date is shown below.

Effective Date: [date]

All other terms and conditions of the Contract remain unchanged by this Rider.

PACIFIC LIFE INSURANCE COMPANY

/s/ THOMAS C. SUTTON	/s/ AUDREY L. MILFS
Chairman and Chief Executive Officer	Secretary

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